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                                 EXHIBIT 10.23
                               SECOND AMENDMENT
                                      TO
                 CHEMED/ROTO-ROOTER SAVINGS & RETIREMENT PLAN

          The Chemed/Roto-Rooter Savings & Retirement Plan is hereby amended effective January 1, 2001 as follows:

Section 2.7 of the Plan is hereby amended in its entirety to read as follows:

          2.7    "Compensation" shall mean the gross earnings of an Employee
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                 from an Employing Unit for the Plan Year as set forth in his
                 U.S. Treasury Department Form W-2 or its equivalent; provided however, that Compensation shall not include (i) Employer Contributions, (ii) any other contributions to, or distributions from, any employee benefit plan, including the Plan, or any program of employee benefits payable other than in cash (except that income realized from stock awards shall be included as Compensation), (iii) non-cash prizes or contest awards received from or under a program sponsored by an Employing Unit, (iv) expense allowances and (v) any expenses reimbursed by an Employing Unit (including, but not limited to, moving expense allowances and cost of living allowances paid to foreign based Employees). Compensation shall include any amount contributed by an Employing Unit on behalf of the Employee pursuant to a salary reduction agreement and which is not includible in the Employee's gross income under Code Section 125 or 402(a)(8). Compensation, as determined pursuant to the preceding provisions, shall be subject to the maximum compensation limitations of Section 4.11.

          IN WITNESS WHEREOF, Chemed Corporation has caused its name to be subscribed to this Amendment as of the 9/th/ day of March, 2001.

                                    CHEMED CORPORATION

                                    By: /s/ Naomi C. Dallob
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